Form U-6B-2 Schedule 1
Pepco Holdings, Inc. and Subsidiaries Quarter Ended June 30, 2004

	Issued during Quarter			Balance at End of Quarter

Company	Common Stock	External Long-Term Debt	Long-Term Promissory Notes	Short-Term Promissory Notes	Money Pool Advances (1)	External Short-term Debt	Capital Contributions Received

ATE Investment, Inc.	*	*	*	*	*	*	*
Atlantic Southern Properties, Inc.	*	*	*	*	*	*	*
Conectiv Properties and Investments, Inc.	*	*	*	*	*	*	*
Atlantic City Electric Company (2)	0	120,000,000	0	0	0	77,000,000	0
PCI-BT Investing LLC (3)	*	*	*	*	*	*	*
Aircraft International Management Co. (4)	*	*	*	*	*	*	*

(1)					Money pool interest rate at end of quarter = 1.47%
(2)

Long-term debt issued on April 8, 2004 with maturity date of May 15, 2034.
Interest rate = 5.80%; short-term debt issued on various dates during quarter;
Weighted average interest rate = 1.336% at June 30, 2004.

(3)					Note issued to Potomac Capital Investment Corporation on April 21, 2004. Interest rate = 6.59%. Maturity date is April 21, 2014.
(4)					Note issued to Potomac Capital Investment Corporation on April 21, 2004. Interest rate = 6.69%. Maturity date is April 21, 2014.

* Confidential treatment requested.